UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2016

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8

(Address of principal executive offices) (Zip Code)

(514) 744-6792

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 21, 2016, Valeant Pharmaceuticals International, Inc. (the “Company”) issued a press release announcing that it had reached a determination to restate certain prior period financial statements. The information contained in Items 4.02 and 9.01 of this Form 8-K is incorporated herein by reference.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed, (i) on October 26, 2015, in light of allegations regarding the Company’s relationship with Philidor Rx Services, LLC (“Philidor”), the Board of Directors (the “Board”) established an ad hoc committee of the Board (the “Ad Hoc Committee”) to review the allegations and related matters and (ii) on February 22, 2016, based on the work of the Ad Hoc Committee, as well as additional work and analysis by the Company, the Company preliminarily determined that approximately $58 million in net revenues relating to sales to Philidor during the second half of 2014 should not have been recognized upon delivery of product to Philidor.

On March 21, 2016, management of the Company, the Audit and Risk Committee (the “Committee”) and the Board concluded that the Company’s audited financial statements for the year ended, and unaudited financial statements for the quarter ended, December 31, 2014 included in the Company’s Annual Report on Form 10-K and the unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 should no longer be relied upon due to the misstatements described below. In addition, due to the fact that the first quarter 2015 results are included within the financial results for the six-month period included in the Quarterly Report on Form 10-Q for the period ended June 30, 2015 and the financial results for the nine-month period included in the Quarterly Report on Form 10-Q for the period ended September 30, 2015, management, the Committee and the Board have concluded that the financial statements for such six-month and nine-month periods reflected in those Quarterly Reports should no longer be relied upon.

This determination is based on the findings of the Ad Hoc Committee and additional work and analysis by the Company. Based on this work, the Company determined that the earnings impact of certain revenue transactions should have been recognized at a later date than when originally recognized.

As previously disclosed, on December 15, 2014, a subsidiary of Valeant entered into a purchase option agreement with Philidor in which Valeant received an exclusive option to acquire 100% of the equity interest in Philidor, and as of which time Philidor was consolidated with the Company for accounting purposes as a variable interest entity for which the Company was the primary beneficiary. Prior to consolidation, revenue on sales to Philidor was recognized by the Company on a sell-in basis (i.e., recorded when the Company delivered product to Philidor). In connection with the work of the Ad Hoc Committee, the Company has determined that certain sales transactions for deliveries to Philidor in 2014 leading up to the option agreement were not executed in the normal course of business and included actions taken by the Company in contemplation of the option agreement. As a result of these actions, revenue for certain transactions should have been recognized on a sell-through basis (i.e., record revenue when Philidor dispensed the products to patients) prior to entry into the option agreement rather than incorrectly recognized on the sell-in basis utilized by the Company. Additionally, related to these and certain earlier transactions, the Company also has concluded that collectability was not reasonably assured at the time the revenue was originally recognized, and thus these transactions should have been recognized on a sell-through basis instead of a sell-in basis. Following the consolidation of Philidor at the option agreement date, the Company began recognizing revenue as Philidor dispensed product to patients.

The Company has identified misstatements to date that would reduce previously reported fiscal year 2014 revenue by approximately $58 million, net income attributable to Valeant by approximately $33 million, and basic and diluted earnings per share by $.09 (as compared to the previously reported amounts of $8,264 million for revenue, $914 million for net income attributable to Valeant and $2.72 and $2.67 for basic and diluted earnings per share respectively). A substantial part of the earnings impact of these misstatements will reverse in the first quarter of 2015. The Company has identified misstatements in the first quarter of 2015, consisting primarily of the reversing effect on earnings of the 2014 misstatements, which would reduce revenue by approximately $21 million (timing of recognition of managed care rebates), increase net income attributable to Valeant by approximately $24 million and increase basic and diluted earnings per share by $.07 (as compared to the previously reported amounts of $2,191 million for revenue, $74 million for net income attributable to Valeant and $.22 and $.21 for basic and diluted earnings per share respectively). The improper conduct of the Company’s former Chief Financial Officer and former Corporate Controller, which resulted in the provision of incorrect information to the Committee and the Company’s auditors, contributed to the misstatement of results described above.

The revenue that is being eliminated from 2014 does not result in an increase to revenue in 2015 as a result of the Company having previously also recognized that revenue in 2015. Under the sell-in method previously utilized by the Company prior to the consolidation of Philidor in December 2014, revenue was recognized upon delivery of the products to Philidor. At the date of consolidation, certain of that previously sold inventory was still held by Philidor. Subsequent to the consolidation, Philidor recognized revenue on that inventory when it dispensed products to patients, and that revenue was consolidated into the Company’s results. As long as those pre-consolidation sales transactions were in the normal course of business and not entered into in contemplation of the option agreement, the Company’s historical accounting for this revenue was in accordance with generally accepted accounting principles and consistent with its independent auditors’ published guidance on this topic. Now that the Company has determined that certain sales transactions for deliveries to Philidor, leading up to the option agreement, were not executed in the normal course of business and included actions taken by the Company in contemplation of the option agreement, the revenue recorded in 2014, prior to the option agreement, is now being reversed. However, because that revenue was also recorded by Philidor subsequent to consolidation, upon dispensing of products to patients, the elimination of the revenue in 2014, prior to consolidation, does not result in additional revenue being recorded in 2015. However, the profit that was recognized in 2014 will now be recognized in 2015 as a reduction to previously recorded Cost of Goods Sold (“CGS”) for that revenue (adjusting CGS from Philidor’s acquisition cost to Valeant’s actual cost). Additionally, provisions for managed care rebates of $21 million previously recorded in 2014 will now be recognized against that revenue in 2015. The adjustment amounts described above are preliminary, unaudited and subject to change.

The Company is in the process of restating the affected financial statements and the restated financial statements will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which the Company intends to file with the SEC on or before April 29, 2016. The Company believes that after giving effect to the restatement it will have remained in compliance with all of the financial maintenance covenants in its credit facility at the end of each affected quarterly period.

As a result of the restatement, management is continuing to assess the Company’s disclosure controls and procedures and internal control over financial reporting. Nevertheless, management, in consultation with the Committee, has concluded that one or more material weaknesses exist in the Company’s internal control over financial reporting and that, as a result, internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2014 and disclosure controls and procedures were not effective as of March 31, 2015 and subsequent interim periods in 2015 and that internal control over financial reporting and disclosure controls and procedures will not be effective at December 31, 2015.

As part of this assessment of internal control over financial reporting, the Company has determined that the tone at the top of the organization and the performance-based environment at the Company, where challenging targets were set and achieving those targets was a key performance expectation, may have been contributing factors resulting in the Company’s improper revenue recognition and the conduct described above.

In connection with the Ad Hoc Committee’s work to date, certain remediation actions have been recommended and are being implemented by the Company, including placing the Company’s former Corporate Controller on administrative leave. The Board and the Talent and Compensation Committee, based on recommendations of the Ad Hoc Committee, have determined that the deficient control environment, among other things, would impact executive compensation decisions with respect to 2015 compensation for certain members of senior management. The Company is in the process of implementing additional remedial measures.

While the Ad Hoc Committee believes it is nearing completion of its review of accounting and financial reporting matters, it has not concluded its work, there remains a possibility that additional accounting adjustments may be identified that further impact prior periods and that additional remediation actions may be recommended.

Management, the Committee and the Board have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release of Valeant Pharmaceuticals International, Inc., dated March 21, 2016

Forward Looking Statements

Certain matters discussed in this Current Report on Form 8-K regarding expectations and beliefs constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such forward-looking statements include statements regarding materiality or significance, the quantitative effects of the restated financial statements, and any anticipated conclusions of the Company, the ad hoc committee, the Committee or the Board. We caution you not to place undue reliance on any such forward-looking statements. Several factors could cause actual results, as well as our expectations regarding materiality or significance, the restatement’s quantitative effects, the effectiveness of our disclosure controls and procedures, and the effectiveness of our internal control over financial reporting, to differ materially from those expressed in or contemplated by the forward-looking statements. Such factors include, but are not limited to, the risk that additional information may arise out of the continuing review by the ad hoc committee of the Board or otherwise prior to the expected filing with the SEC of the restated financial statements, the preparation of our restated financial statements or other subsequent events that would require us to make additional adjustments, as well as inherent limitations in internal control over financial reporting. Other risk factors affecting the Company are discussed in detail in the Company’s filings with the SEC, including its Annual Report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2016

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert L. Rosiello
Robert L. Rosiello Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated March 21, 2016